EXHIBIT 33.1

Change in Directors or Principal Officers, Financial Statements


ITEM 5.02 Departure of Directors or Principal Officers

On May 2, 2005, the Board of Directors accepted the resignation from Michael Magolnick as the Company's Chief Operating Officer and as a director on the Company's Board of Directors.

As stated in the 2004 Annual Report, Mr. Magolnick had been working part-time with the Company since early 2004 and is leaving to pursue another venture. The separation is amicable and mutually agreed upon between the Company and Mr. Magolnick and Mr. Magolnick has agreed to act in the capacity of a consultant to the Company as needed.

The Company will eliminate the position of Chief Operating Officer. No other person will be added to the Board of Directors at this time.

September 13, 2005                         Intelligent Motor Cars Group, Inc.

                                           /s/ Gerald Scalzo
                                           ------------------------------
                                           Gerald Scalzo
                                           Chief Executive Officer and
                                           Acting Chief Financial Officer